Exhibit 99.1

DIRECTOR STANDSTILL COMMITMENT

The undersigned member of the board of directors (the “Director”) of Tile Shop Holdings, Inc., a Delaware corporation (the “Company”), hereby irrevocably makes the following binding commitment (this “Commitment”) to the Company as of January 10, 2020 (the “Effective Date”) on the terms and conditions set forth herein.

1.                   Commitment. The Director will not, directly or through any affiliate, effectuate any purchase transaction (“Purchase”) in any shares of common stock of the Company (“Shares”) if, as a result of such Purchase, (i) the Director would beneficially own in the aggregate more than five percent (5.0%) of the issued and outstanding Shares, provided that if the Director already beneficially owns more than five percent (5.0%) of the issued and outstanding Shares then the Director will not Purchase any amount of additional Shares, or (ii) to the knowledge of the Director, all of the then-serving directors of the Company would together in the aggregate beneficially own in excess of fifty percent (50%) of the issued and outstanding Shares.

In determining the number of Shares issued and outstanding at any applicable time, the Director may rely conclusively on the number of Shares reported as issued and outstanding by the Company in its Quarterly Report or Annual Report most recently filed with the Securities and Exchange Commission (“SEC”) or OTC Markets, as applicable.  In determining the number of Shares held by the other then-serving directors of the Company at any applicable time, the Director may rely conclusively on the Form 3, Form 4, Schedule 13G or Schedule 13D most recently filed with the SEC by the other directors of the Company.  For purposes of this Commitment, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  “Beneficial ownership” shall not include beneficial ownership that may be implied under Rule 13d-5(b) promulgated under the Exchange Act among two or more directors of the Company as a “group” based on their service as directors of the Company or any actions taken by the board of directors of the Company as a governing body. The term “Purchase” shall not include the grant or issuance of equity-based compensation to the Director, substantially consistent with the past practices of the Company, in connection with the Director’s role as a member of the board of directors of the Company.

2.                   Board/Stockholder Approval Exception.  The restrictions set forth in Section 1 shall not prohibit the Director from directly or indirectly making an offer to acquire, and/or consummating the acquisition of, all of the issued and outstanding Shares pursuant to a merger or other agreement entered into with the Company in compliance with applicable law that is approved by (i) a majority of the members of the board of directors of the Company not including the Director or any other director of the Company participating directly or indirectly as an acquiror in such acquisition and (ii) the holders of a majority of the Shares not including the Shares beneficially owned by the Director (or any of the Director’s affiliates) or any other party participating directly or indirectly as an acquiror in such acquisition.

3.                   Term. This Commitment is binding and irrevocable and shall extend until the later of (i) the two-year anniversary of the Effective Date and (ii) the date upon which the Director’s service as a member of the board of directors of the Company ends.

4.                   Beneficiaries; Remedies.  This Commitment is delivered to and provided for the sole and exclusive benefit of the Company, and no other party shall have any legal or equitable right, remedy or claim under or with respect to this Commitment or any provision hereof.  The sole and exclusive remedy of the Company for any violation of this Commitment shall be to require the Director to sell any Shares Purchased in violation of this Commitment to the Company at the price paid by the Director for such Shares.

5.                   Governing Law.  This Commitment shall be governed exclusively by and construed in accordance with the laws of the State of Delaware without regard to any conflict of law principles.  The Director submits to the exclusive jurisdiction of the courts of the State of Delaware with respect to any action arising out of or relating to this Commitment.

Executed and delivered as of the Effective Date.

DIRECTOR:

By:	/s/ Peter H. Kamin
Name:	Peter H. Kamin